UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

        June 15, 2009
Date of Report (Date of earliest event reported)

inTEST Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-22529 (Commission File Number)	22-2370659 (I.R.S. Employer Identification No.)

7 Esterbrook Lane, Cherry Hill, New Jersey 08003
(Address of Principal Executive Offices, including zip code)

        (856) 424-6886
(Registrant's Telephone Number, including area code)

            N/A
(Former name or former address, if changed since last report)

[ ]	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.   Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard;
              Transfer of Listing.
Item 8.01.   Other Events.

As previously reported, on April 1, 2009, inTEST Corporation (the "Company") filed a Form 12b-25, Notification of Late Filing, with the Securities and Exchange Commission (the "SEC") regarding the late filing of its Annual Report on Form 10-K (the "Annual Report") for the year ended December 31, 2008. As a result of this filing, on April 6, 2009, the Company received a NASDAQ Staff Deficiency Letter (the "Letter") indicating that the Company no longer complies with Marketplace Rule 4310(c)(14) for continued listing (the "Rule"). The Letter stated that, under the Marketplace Rules, the Company has 60 calendar days to submit a plan to regain compliance, and that if the plan is accepted, NASDAQ could grant the Company an exception of up to 180 calendar days from the filing's due date to regain compliance. In addition, on May 14, 2009, the Company filed a Form 12b-25, Notification of Late Filing, with the SEC regarding the late filing of its Form 10-Q for the period ended March 31, 2009 (the "Quarterly Report"). As a result of that filing, the Company received a second Nasdaq Staff Deficiency Letter stating that the Company had 60 calendar days to submit a plan to regain compliance with respect to this filing, however, because the Company is also delinquent in its Annual Report, any exception to allow the Company to regain compliance, if granted, would be limited to a maximum of 180 calendar days from the due date of the Annual Report, or September 28, 2009.

On May 29, 2009, the Company filed a plan with NADAQ requesting an extension of time for the filing of the Annual Report and the Quarterly Report. On June 15, 2009, the Company received an extension of the time to file the Annual Report. Specifically, on June 15, 2009, NASDAQ granted an exception to enable the Company to regain compliance with the Rule. The terms of the exception provide that the Company must file the Annual Report on or before September 28, 2009. If the Company does not meet this deadline, NASDAQ Staff will provide written notification that the Company's common stock will be delisted, subject to any appeal the Company may initiate. Management presently expects that it will file the Annual Report prior to this deadline.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

inTEST CORPORATION

By: /s/ Hugh T. Regan, Jr.
        Hugh T. Regan, Jr.
        Treasurer, Secretary and Chief Financial Officer

Date:   June 18, 2009